UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2018

MATINAS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On September 5, 2018, upon the recommendation of the Nominating and Corporate Governance Committee of Matinas BioPharma Holdings, Inc. (the “Company” or “Matinas”), the Board of Directors of Matinas increased the size of the board to seven members and appointed Patrick G. LePore, age 63, effective immediately, to fill the newly created director position. Mr. LePore will hold this position until the next annual meeting of the Company’s shareholders or until his successor is elected and qualified, subject to his earlier resignation or removal. Mr. LePore has also been appointed to serve as Vice Chairman of the Board and as a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. LePore served as chairman, chief executive officer and president of Par Pharmaceuticals, Inc. (NYSE:PRX) from September 2006 until the company’s acquisition by private equity investor TPG in November 2012. He remained as chairman of the new company where he led the sale of the company to Endo Pharmaceuticals (NASDAQ: ENDP). Mr. LePore began his career with Hoffmann LaRoche. Later, he founded Boron LePore and Associates, a medical communications company, which he took public in 1997 and which was eventually sold to Cardinal Health. He is a member of the board of directors of Lannett Company, Inc. (NYSE: LCI) and is a trustee of Villanova University. He previously served as a member of the board of directors of PharMerica Corporation (NYSE: PMC) and Innoviva, Inc. (NASDAQ: INVA). Mr. LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

Mr. LePore will participate in the Company’s standard non-employee director compensation policy. The policy provides for the following compensation amounts payable in cash, or upon election by such non-employee director, in shares of unrestricted common stock: (i) each non-employee director is entitled to receive an annual fee of $50,000, (ii) the chairman of the board is entitled to receive an additional annual fee of $25,000, (iii) the vice chairman of the board is entitled to receive an additional annual fee of $20,000, (iv) the chair of our audit committee is entitled to receive an annual fee from us of $15,000 and other members of our audit committee are entitled to receive $7,500; (v) the chair of our compensation committee is entitled to receive an annual fee from us of $12,000 and other members of our compensation committee are entitled to receive $6,000; and (vi) the chair of our nominating and corporate governance committee is entitled to receive an annual fee from us of $7,500 and other members are entitled to receive $4,000. Upon joining the Board Mr. LePore will receive an initial option grant to purchase 150,000 shares, which shall vest over three years. In addition, as of the date of each annual meeting of the shareholders, each non-employee director will receive an option grant to purchase of our common stock valued at $80,000 as determined by the Black Scholes method on the date of grant under our existing equity incentive plan, or any other equity incentive plan we may adopt in the future, which shall vest in twelve equal monthly installments.

The Company will enter into an indemnification agreement with Mr. LePore (the “Indemnification Agreement”), in the Company’s standard form which has been previously entered into by the Company with its directors and executive officers.

Departure of Certain Officers

On September 5, 2018, Gary Gaglione, the Company’s acting chief financial officer, notified the Board that he planned to retire effective September 30, 2018. In connection with Mr. Gaglione’s retirement, Mr. Gaglione will be provided with an extension through two years after termination date of the exercise period for his vested stock options. The Board of Directors of Matinas wishes to express its gratitude and sincere appreciation to Mr. Gaglione for the dedication and guidance he has provided to Matinas over the years.

Item 7.01. Regulation FD Disclosure.

On September 6, 2018, the Company issued a press release announcing the appointment of Patrick G. LePore to the Company’s Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	99.1	Press Release, dated September 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: September 6, 2018	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer